Exhibit 10.7

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of March 31, 2008 by and among Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), and BGC Partners, LLC, a Delaware limited liability company (“BGC Partners”).

WHEREAS, on March 31, 2008, Cantor, BGC Partners, Inc., BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership (“Global Opco,” and, together with U.S. Opco, the “Operating Companies”) and BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings”), entered into that certain Separation Agreement, dated as of March 31, 2008 (the “Separation Agreement”), pursuant to which, among other things, Cantor has agreed to separate the Inter-Dealer Brokerage Business, the Market Data Business and the Fulfillment Business (each as defined in the Separation Agreement and together, the “BGC Businesses”) from the remainder of the businesses of Cantor by contributing the BGC Businesses to BGC Partners and its applicable Subsidiaries, including U.S. Opco and Global Opco, in the manner and on the terms and conditions set forth in the Separation Agreement (the “Separation”);

WHEREAS, on May 29, 2007, eSpeed, Inc. (“eSpeed”), BGC Partners, Inc., Cantor, U.S. Opco, Global Opco and BGC Holdings entered into an Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008 (as amended, the “Merger Agreement”), pursuant to which BGC Partners will be merged with and into eSpeed, with eSpeed surviving the merger and being renamed “BGC Partners, Inc.” (the “Combined Company”);

WHEREAS, in connection with the Separation, Cantor will receive exchangeable limited partnership interests in BGC Holdings (together with any Interests (as defined in the BGC Holdings LPA) that are exchangeable pursuant to Section 8.01 of the BGC Holdings LPA, the “Exchangeable Interests”), which Exchangeable Interests will be exchangeable with the Combined Company for Class B common stock, par value $0.01 per share, of the Combined Company (“Combined Company Class B common stock”) (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Class A common stock, par value $0.01 per share, of the Combined Company (“Combined Company Class A common stock”)) on a one-for-one basis (subject to customary anti-dilution adjustments) (such an exchange, an “Exchange”);

WHEREAS, exchanges shall be effected pursuant to Section 8.01 of the Amended and Restated Limited Partnership Agreement of BGC Holdings via the transfer by an Exchangeable Holder (as defined herein) of Exchangeable Interests to BGC Corporation (as defined below) in transactions that may result in the recognition of gain or loss for U.S. Federal income tax purposes by such Exchangeable Holder (each, a “Taxable Exchange”), as described herein;

WHEREAS, each of BGC Holdings, U.S. Opco and Global Opco intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the

“Code”), for each Taxable Year (as defined below) in which any Taxable Exchange occurs, which election may result in an adjustment to BGC Corporation’s share of the tax basis of the tangible and intangible assets owned by U.S. Opco and Global Opco as of the date of any such Taxable Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of BGC Corporation may be affected by the Basis Adjustment (as defined herein) and the Imputed Interest (as defined herein); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Covered Taxes (as defined herein) of BGC Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounting Firm” means, as of any time, the accounting firm that prepares the audited financial statements of BGC Corporation.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble.

“Audit Committee” means the audit committee of BGC Partners (if prior to the merger) and the audit committee of the Combined Company (if after the merger).

“Basis Adjustment” means the increase or decrease to the tax basis of any of the Operating Companies’ tangible or intangible assets with respect to BGC Corporation under Sections 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise Tax law as a result of any Taxable Exchange. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing such Basis Adjustments. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“BGC Businesses” is defined in the recitals.

“BGC Corporation” means BGC Partners (if prior to the merger) and the Combined Company (if after the merger).

“BGC Corporation Payment” is defined in Section 6.01 of this Agreement.

“BGC Holdings” is defined in the recitals.

“BGC Holdings LPA” means the Amended and Restated Limited Partnership Agreement of BGC Holdings, amended and restated as of March 31, 2008.

“BGC Partners” is defined in the preamble.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than BGC Holdings and its Subsidiaries, U.S. Opco and its Subsidiaries and Global Opco and its Subsidiaries).

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Cantor” is defined in the preamble.

“Cantor Company” means any member of the Cantor Group.

“Cantor Group” means Cantor and its Subsidiaries (other than BGC Holdings and its Subsidiaries or any member of the BGC Partners Group).

“Change Notice” is defined in Section 4.01 of this Agreement.

“Code” is defined in the recitals.

“Combined Company” is defined in the recitals.

“Combined Company Class A common stock” is defined in the recitals.

“Combined Company Class B common stock” is defined in the recitals.

“Covered Taxable Year” means any Taxable Year of BGC Corporation ending after the Closing Date (as defined in the Merger Agreement) and on or before the end of the first Taxable Year ending after all Exchangeable Interests have been transferred to BGC Corporation and in which all related Tax benefits have either been utilized or have expired.

“Covered Tax Benefits” for any Covered Taxable Year means 85% of the Realized Tax Benefits (defined below).

“Covered Tax Detriments” for any Covered Taxable Year means 85% of the Realized Tax Detriment (defined below).

“Covered Taxes” means U.S. Federal Income Taxes and U.S. state and local income and franchise Taxes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax law, as applicable;

provided, however that such term shall be deemed to include any settlement as to which Cantor has consented pursuant to Section 7.01.

“Early Termination Notice” is defined in Section 5.02 of this Agreement.

“Early Termination Payment” is defined in Section 5.01 of this Agreement.

“Escrow Agent” is defined in Section 3.01(a) of this Agreement.

“eSpeed” is defined in the recitals.

“Exchange” is defined in the recitals.

“Exchange Assets” means the assets owned by the Operating Companies as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Date” means the date on which a Taxable Exchange is effected.

“Exchangeable Holder” means (a) Cantor, (b) any Cantor Company that holds an Exchangeable Interest and that has not ceased to hold such Exchangeable Interest, (c) any Person to whom a Cantor Company has transferred an Exchangeable Interest and, prior to or at the time of such Transfer, whom Cantor has agreed shall be designated as an Exchangeable Limited Partner for purposes of the BGC Holdings LPA and (d) any other Person whose Interests become exchangeable pursuant to Section 8.01 of the BGC Holdings LPA.

“Exchangeable Interests” is defined in the recitals.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, 881, 882, 884 and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.

“Global Opco” is defined in the recitals.

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of BGC Corporation using the same methods, elections, conventions and similar practices used on BGC Corporation’s actual Tax Returns but without regard to any depreciation or amortization deductions attributable to any Basis Adjustment (and without regard to amounts that effectively reduce depreciation or amortization deductions or create ordinary income by reason of a negative adjustment under Section 743) or Imputed Interest that were taken into account in computing the actual liability for Covered Taxes of BGC Corporation for such Covered Taxable Year.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code (or any successor U.S. Federal income tax statute) and the similar section of the applicable U.S. state or local income or franchise Tax law with respect to BGC Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Merger Agreement” is defined in the recitals.

“Operating Assets” is defined in the recitals.

“Operating Companies” is defined in the recitals.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Proceeding” is defined in Section 8.08 of this Agreement.

“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of BGC Corporation for such Covered Taxable Year. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Benefit.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of BGC Corporation for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year.

“Reconciliation Procedures” shall mean those procedures set forth in Section 8.09 of this Agreement.

“Revised Schedule” is defined in Section 2.01(b).

“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice (or such other date mutually agreed to by the parties).

“Senior Obligations” is defined in Section 6.01 of this Agreement.

“Separation” is defined in the recitals.

“Separation Agreement” is defined in the recitals.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax” or “Taxes” means (a) all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts, (b) liability for the payment of any amount of the type described in the preceding clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (a) or (b) (other than an obligation to indemnify under this Agreement).

“Tax Schedule” is defined in Section 2.01(a).

“Taxable Exchange” is defined in the recitals.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03(a) of this Agreement.

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“U.S. Opco” is defined in the recitals.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT

SECTION 2.01. (a) Tax Schedule. At least 45 days prior to the due date (including extensions) for the U.S. federal income Tax Return of BGC Corporation for a Covered Taxable Year, BGC Corporation shall provide to Cantor a schedule (the “Tax Schedule”) showing the computation of the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b)) (if any) for such Covered Taxable Year, together with work papers providing reasonable detail regarding the computation of such items. BGC Corporation shall allow Cantor reasonable access to the appropriate representatives at BGC Corporation and its Subsidiaries and the Accounting Firm in connection with its review of the Tax Schedule and workpapers. Subject to the other provisions of this Agreement, the items reflected on a Tax Schedule shall become final 30 calendar days after delivery of such Tax Schedule to Cantor unless Cantor, during such 30 calendar days period, provides BGC Corporation with written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, BGC Corporation and Cantor shall employ the Reconciliation Procedures.

(b) Revised Schedule. Notwithstanding that the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year may have become final under Section 2.01(a), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a change attributable to a carryback or carryforward of a loss or other tax item, (iv) a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority relating to the deductibility of depreciation or amortization deductions attributable to any Basis Adjustment shall not be taken into account under this Section 2.01(b) unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures. The parties shall cooperate in connection with any proposed revision to the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year. The party proposing a change to such an item shall provide the other party a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items. Subject to the other provisions of this Agreement, such revised Covered Tax Benefit (if any), revised Covered Tax Detriment (if any) and/or revised Tax Benefit Payment (if any) shall become final 30 calendar days after delivery of such Revised Schedule unless the other party, during such 30 calendar days period, provides written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, BGC Corporation and Cantor shall employ the Reconciliation Procedures.

(c) Applicable Principles. It is the intention of the parties for BGC Corporation to pay Cantor (subject to the escrow) 85% of the additional Covered Taxes that BGC Corporation would have been required to pay on Tax Returns that have actually been filed but for any depreciation or amortization deductions attributable to any Basis Adjustment (and any Imputed Interest) and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor U.S. Federal income tax statute) and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.01. Payments. (a) Within 3 business days of the Tax Schedule for any Covered Taxable Year becoming final under Section 2.01(a), BGC Corporation shall pay (i) to Cantor an amount equal to 80% of the Tax Benefit Payment (determined in accordance with Section 3.01(b)) and (ii) to a national bank mutually agreeable to BGC Corporation and Cantor as escrow agent (the “Escrow Agent”), an amount equal to 20% of such Tax Benefit Payment. The Escrow Agent shall hold each Tax Benefit Payment it receives in escrow pursuant to a mutually agreeable escrow agreement between BGC Corporation and Cantor until the expiration of the applicable statute of limitations attributable to the Covered Taxable Year to which such Tax Benefit Payment relates. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of Cantor and the Escrow Agent previously designated by such parties to BGC Corporation.

(b) A “Tax Benefit Payment” shall equal, with respect to any Covered Taxable Year, the amount of Covered Tax Benefits, if any, for a Covered Taxable Year;

increased by:

(1) the interest calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return with respect to Covered Taxes for such Covered Taxable Year); and

(2) any increase in the Covered Tax Benefit or reduction in the Covered Tax Detriment that has become final under Section 2.01(b);

and decreased, but without duplication of amount reimbursed pursuant to Section 3.02, by:

(3) any Covered Tax Detriment for a previous Covered Taxable Year; and

(4) any decrease in the Covered Tax Benefit or increase in the Covered Tax Detriment that has become final under Section 2.01(b);

provided, however, that (i) the amounts described in Section 3.01(b)(2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent of such amounts were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year and (ii) the amounts described in Section 3.01(b)(3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent such amounts actually reduced (but not below zero) the Tax Benefit Payment actually made by BGC Corporation for a previously Covered Taxable Year.

SECTION 3.02. Reimbursement and Indemnification. (a) To the extent that there is a Determination that a deduction for depreciation or amortization attributable to a Basis Adjustment taken into account in computing a Tax Benefit Payment or Imputed Interest taken into account in computing a Tax Benefit Payment is not available, Cantor shall promptly (i) reimburse BGC Corporation for any prior payment made to Cantor in respect of such deductions for depreciation, amortization or Imputed Interest and (ii) without duplication, indemnify BGC Corporation and hold it harmless with respect to any interest or penalties and any other losses in respect of the disallowance of such deductions (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). For the avoidance of doubt, the parties agree and acknowledge that Cantor shall not have any payment or reimbursement obligation to BGC Corporation in respect of any Covered Tax Detriment, except as contemplated by this Section 3.02 and except for the reduction (but not below zero) of amounts that would otherwise be due Cantor pursuant to Section 3.01(b). For the further avoidance of doubt and by way of example, if $20 of depreciation is claimed in Year 1 resulting in a $10 Covered Tax Benefit and Tax Benefit Payment in the same amount to Cantor in Year 2, and the Year 1 depreciation is later disallowed by the IRS, the amount of the payment from Cantor to BGC Corporation under this Section 3.02(a) shall include an amount equal to the Tax Benefit Payment paid with respect to such disallowed depreciation plus the amount of interest and penalties, if any, paid by BGC Corporation with respect to such disallowed depreciation plus any tax savings taken into account in computing the Tax Benefit Payment for other Covered Taxable Years that will be disallowed as a result of such payment (e.g., Imputed Interest) plus any Tax imposed on BGC Corporation as a result of such payment.

(b) Any reimbursement or indemnification payments by Cantor pursuant to this Section 3.02 shall be satisfied first from the amounts in Escrow (to the extent funded in respect of such Covered Tax Benefits).

SECTION 3.03. No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

SECTION 4.01. Change Notices. If BGC Corporation, BGC Holdings, either of the Operating Companies or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Taxable Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments BGC Corporation will be required to pay to Cantor with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received, and which, if determined adversely to the recipient of the Change Notice or after the lapse of time would be grounds for indemnification or reimbursement by Cantor under Section 3.02(a), prompt written notice shall be given to Cantor provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

ARTICLE V

TERMINATION

SECTION 5.01. Early Termination of Agreement. BGC Corporation may terminate this Agreement with the approval by a majority of the independent directors of BGC Corporation by paying to Cantor an agreed value of payments remaining to be made under this Agreement (the “Early Termination Payment”) as of the date of the Early Termination Notice (as defined below). Upon payment of the Early Termination Payment by BGC Corporation, BGC Corporation shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by BGC Corporation and Cantor as due and payable but unpaid as of the Early Termination Notice and (b) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment).

SECTION 5.02. Early Termination Notice. If BGC Corporation chooses to request early termination under Section 5.01 above, BGC Corporation shall deliver to Cantor a notice (the “Early Termination Notice”) specifying BGC Corporation’s intention to request early termination and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time BGC Corporation delivers the Early Termination Notice to Cantor, BGC Corporation shall (a) deliver to Cantor schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment and a letter from a nationally recognized accounting firm supporting such calculation and (b) allow Cantor reasonable access to the appropriate representatives at BGC Corporation and its Subsidiaries and such accounting firm (and the Accounting Firm) in connection with its review of such calculation. Within 30 days after receiving such calculation, Cantor shall notify BGC Corporation whether it agrees to or objects to the Proposed Early Termination Payment. The Proposed Early Termination Payment shall only become final and binding on the parties if Cantor agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the parties). If Cantor and BGC Corporation cannot agree upon the value of the Early Termination Payment, this Agreement will remain in full force and effect. For the avoidance of doubt, BGC Corporation shall have no obligation to request early termination under Section 5.01.

SECTION 5.03. Payment upon Early Termination. Within 3 calendar days of an agreement between Cantor and BGC Corporation as to the value of the Early Termination Payment, BGC Corporation shall pay to Cantor an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by Cantor.

ARTICLE VI

SUBORDINATION AND LATE PAYMENTS

SECTION 6.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by BGC Corporation to Cantor under this Agreement (a “BGC Corporation Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of BGC Corporation (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of BGC Corporation that are not Senior Obligations.

SECTION 6.02. Late Payments by BGC Corporation. The amount of all or any portion of a BGC Corporation Payment not made to Cantor when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such BGC Corporation Payment was due and payable.

ARTICLE VII

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 7.01. Cantor Participation in BGC Corporation Tax Matters. Except as otherwise provided herein, BGC Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning BGC Corporation, BGC Holdings, the Operating Companies and their respective Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, BGC Corporation shall notify Cantor of, and keep Cantor reasonably informed with respect to, and Cantor shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of BGC Corporation, BGC Holdings, the Operating Companies and their respective Subsidiaries, as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect Cantor’s rights under this Agreement. BGC Corporation shall provide to Cantor reasonable opportunity to provide information and other input to BGC Corporation and its advisors concerning the conduct of any such portion of such audits. None of BGC Corporation, BGC Holdings, the Operating Companies or their respective Subsidiaries, as applicable, shall settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment without the consent of the Audit Committee and Cantor, which consent Cantor shall not unreasonably withhold, condition or delay.

SECTION 7.02. Tax Positions. BGC Corporation shall determine after consultation with Cantor the extent to which it is permitted to claim any depreciation or amortization deductions attributable to the Basis Adjustments, and the amount and deductibility of any Imputed Interest, and such deduction shall be taken into account in computing the Realized Tax Benefits so long as the Accounting Firm agrees that it is at least more likely than not that such deduction is available. For purposes of this Agreement, a tax position shall not be considered permitted by law unless the Accounting Firm is at a “more likely than not” or higher level of comfort with respect to such tax position.

SECTION 7.03. Cooperation. Cantor shall (and shall cause its affiliates to) (a) furnish to BGC Corporation in a timely manner such information, documents and other materials as BGC Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees available to BGC Corporation and its representatives to provide explanations of documents and materials and such other information as BGC Corporation or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 8.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.

SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.06. Successors; Assignment; Amendments. Cantor may not assign this Agreement to any person without the prior written consent of BGC Corporation and the Audit Committee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Cantor may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness; provided further, however, that Cantor may assign its rights to a wholly owned Subsidiary of Cantor without the prior written consent of BGC Corporation. BGC Corporation may not assign any of their rights, interests or entitlements under this Agreement without the consent of Cantor, not to be unreasonably withheld or delayed; provided, however, that BGC Corporation may assign its rights to a wholly-owned subsidiary of BGC Corporation without the prior written consent of Cantor; provided, further, however, that no such assignment shall relieve Cantor or BGC Corporation of any of its obligations hereunder. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of BGC Corporation. Notwithstanding anything in this Section 8.06 to the contrary, as a result of the merger, the Combined Company will assume BGC Partners’ rights and obligations under this Agreement. Any amendment to this Agreement will be subject to approval by a majority of the independent directors of BGC Partners (if prior to the merger) and a majority of the independent directors of the Combined Company (if after the merger).

SECTION 8.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 8.08. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Section 8.01 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 8.09. Reconciliation. In the event that BGC Corporation and Cantor are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to all parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by BGC Corporation and such Tax Return shall be filed as prepared by BGC Corporation, subject to adjustment or amendment upon resolution. The determinations of the expert pursuant to this Section 8.09 shall be binding on BGC Corporation and its Subsidiaries, BGC Holdings, the Operating Subsidiaries and Cantor absent manifest error.

SECTION 8.10. Withholding. BGC Corporation and the Escrow Agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as BGC Corporation and the Escrow Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by BGC Corporation or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Cantor.

IN WITNESS WHEREOF, BGC Partners and Cantor have duly executed this Agreement as of the date first written above.

BGC PARTNERS, LLC

By	/s/ Robert K. West
Name:	Robert K. West
Title:	Chief Financial Officer

CF GROUP MANAGEMENT, INC. General Partner, Cantor Fitzgerald, L.P.

By	/s/ Stephen M. Merkel
Name:	Stephen M. Merkel
Title:	Vice President

CANTOR FITZGERALD, L.P.

By	/s/ Doug Barnard
Name:	Doug Barnard
Title:	Chief Financial Officer

[Signature Page to the Tax Receivable Agreement, dated as of March 31, 2008,

by and between BGC Partners, LLC and Cantor Fitzgerald, L.P.]